Exhibit 99.1

Hanmi Financial Corporation Announces the Lifting of Regulatory Enforcement Actions

by the Federal Reserve Bank of San Francisco

LOS ANGELES — December 6, 2012 — Hanmi Financial Corporation (NASDAQ: HAFC) (“Hanmi”), the holding company for Hanmi Bank (the “Bank”), today announced that the Federal Reserve Bank of San Francisco (the “FRB”) has informed Hanmi and the Bank that the Written Agreement entered into between Hanmi, the Bank and the FRB on November 2, 2009 (the “Written Agreement”) has been terminated, effective December 4, 2012. As a result, with the recent lifting of the Memorandum of Understanding with the California Department of Financial Institutions on October 29, 2012 and today’s termination of the Written Agreement, the Bank is no longer subject to any ongoing enforcement actions.

“We are pleased to report the termination of the Written Agreement with the Federal Reserve Bank of San Francisco and leave our regulatory issues behind us. This important step confirms that our efforts to improve our financial condition have been successful and we will continue to effectively manage our capital and credit,” said Jay Yoo, President and Chief Executive Officer of Hanmi. “I would like to thank the entire Hanmi team for their dedicated contributions. We are now a much stronger company and look forward to upcoming challenges and opportunities.”

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize stockholder value. Additional information is available at www.hanmi.com.

Contact:

Hanmi Financial Corporation

David Yang

Vice President & Corporate Strategy Officer

(213) 637-4798